SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2007 (February 1, 2007)

CAPITOL BANCORP LTD.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    (b)    Louis G. Allen, a director of Capitol Bancorp Ltd. ("Capitol"), has retired from Capitol's board of directors effective February 1, 2007.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

    (a)    On February 1, 2007, the Board of Directors of Capitol approved the Amended and Restated Bylaws of Capitol Bancorp Ltd. (the "Amended and Restated Bylaws"). The Amended and Restated Bylaws amend in their entirety the previous Bylaws of Capitol (the "Former Bylaws"). Below is a summary of material changes to the Former Bylaws:

    Shareholder Meetings. The Amended and Restated Bylaws contain several minor changes to the Former Bylaws. The sole material change is outlining the procedures necessary for shareholders to properly bring business before an annual meeting. Such procedures include that proper notice must be given to the Board of Directors not less than 120 days and not more than 180 days prior to the anniversary date of the immediately preceding annual meeting.

    Board of Directors. The Amended and Restated Bylaws split the Board of Directors into three classes with each class serving staggered three-year terms.

    Risk Management Committee. The Amended and Restated Bylaws add the Risk Management Committee to the list of standing committees.

    Indemnification. The Amended and Restated Bylaws update the indemnification language for directors and employees to be consistent with current statutory law in the State of Michigan.

    Procedural Matters. The Amended and Restated Bylaws are updated throughout their entirety to provide for remote participation and electronic delivery of notices.

    This summary of changes to the Former Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events

    In connection with Mr. Allen's retirement, the Board of Directors voted to reduce its size from 23 members to 22 members, effective February 1, 2007.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2007	CAPITOL BANCORP LTD. (Registrant) /s/ Cristin K. Reid Cristin K. Reid Corporate President

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
99.1	Amended and Restated Bylaws through February 1, 2007

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